Exhibit 10.16

April 28, 2005

James A. Attwood, Jr.

William Kennard

Hawaiian Telcom HoldCo, Inc.

Hawaiian Telcom Communications, Inc.

c/o The Carlyle Group

520 Madison Avenue, 41st Floor

New York, NY 10022

R. Ronald Hopkinson

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

Subject: Amendment No. 3 of Transition Services Agreement

Dear Sirs,

Reference is made to the Transition Services Agreement by and among Verizon Information Technologies LLC (successor to Verizon Information Technologies Inc.), Hawaiian Telcom HoldCo, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004, as amended on August 27, 2004 and on April 8, 2005 (herein the “Transition Services Agreement”). Capitalized terms used herein have the meanings assigned in the Transition Services Agreement or the Merger Agreement, as applicable, unless otherwise defined herein. The parties hereby agree (a) to amend Section 13.1 so that the references in clause (ii) of Section 13.1 to “Sunday” shall be deemed to refer to “Saturday” and the references to “Sunday” in the proviso in such clause of such section shall be deemed to refer to “Saturday or Sunday” and (b) to amend, modify and restate all of Section 14.2 as follows:

14.2 Termination of Services.

(a) The Surviving Corporation may not terminate any Transition Service after the Closing, except as may be specified in the Cutover Plan for particular Transition Services; provided, that if the Closing occurs prior to the date contemplated in the Cutover Plan, then the parties agree that the Supplier and the Surviving Corporation may not be in a position to plan for the provision of less than all of the Transition Services. In such case, upon the Closing, Supplier shall provide to the Surviving Corporation all of the Transition Services; provided, that upon the Closing, the Cutover Planning Committee shall revise its Cutover Plan in order that the Supplier may as timely as possible terminate those Transition Services listed in an Opt-out Notice, if any, received from the Buyer in accordance with Section 4.1.

(b) For the avoidance of doubt, when all Transition Services cease to be provided hereunder, the Cutover shall occur. Notwithstanding anything herein to the contrary, the Cutover must occur on the last day of a calendar month, provided that if such last day is not a Saturday or Sunday, the Cutover shall occur on the first Saturday following such month end. The Surviving Corporation acknowledges and agrees that it must be prepared to perform, or have other third parties perform on its behalf, all of the Transition Services without interruption upon the Cutover. Supplier agrees to reasonably cooperate in such planning and preparation and to reasonably cooperate in the transition of the Transition Services to the Surviving Corporation or its designee, including by performing the tasks assigned to it in the Cutover Plan. Surviving Corporation shall give Supplier no less than four (4) months prior written notice of any Cutover or proposed Cutover (such notice a “Cutover Notice” such period, the “Notice Period”), it being understood that unless Buyer delivers the notice contemplated by Section 13.1 exercising its right to the Service Term Extension, the Surviving Corporation shall be deemed to have delivered a Cutover Notice providing that the Cutover shall occur on the Saturday immediately following January 31, 2006 (which is February 4, 2006). Within the first 60 days of the Notice Period, the Surviving Corporation shall have the right to void such Cutover Notice by notifying the Supplier to such effect, provided that such right may only be exercised one time under this Agreement. If such right to void the Cutover Notice is exercised, the next Cutover Notice may be given with a Notice Period of 90 days rather than four (4) months. Notwithstanding the foregoing, if any Notice Period would end at the end of the month of February by operation of the foregoing provisions, the Cutover shall instead occur at the end of the month of March (for the avoidance of doubt, this automatic extension will not apply to a Cutover occurring on February 4, 2006).

(c) If at the time of termination or expiration of this Agreement, including the earliest to occur of the end of the Initial Term or, if applicable, the Service Term Extension, or, any failure of a Cutover to occur at the end of the Notice Period, the Surviving Corporation needs to receive any of the Transition Services for any reason, then the parties agree that Supplier and its Affiliates shall continue to provide the Transition Services that the Surviving Corporation has not transitioned off as well as any applicable Linked Services, until such time as Surviving Corporation can transition off of them (any such period until the Cutover occurs, a “Holdover Period”). In the event of a Holdover Period, the Surviving Corporation shall pay to Supplier (i) in advance for each full or partial month of any Holdover Period, an amount equal to two (2) times the amount of the Service Fees payable for such Transition Services as well as any applicable Linked Services that shall continue during the Holdover Period, it being understood and agreed that such rate is fair and reasonable, plus (ii) if applicable, interest for nonpayment at the Applicable Rate; provided, however, that Surviving Corporation shall only be required to pay the Service Fees applicable to such Transition Service as well as any applicable Linked Services at the rates otherwise applicable prior to the Holdover Period if the delay in the Surviving Corporation’s transition off that particular Transition Services is due to a Force Majeure Event (as defined below) and then only for the shorter of such Force Majeure Event and 30 calendar days.

Sincerely

Verizon Information Technologies LLC

By:	/s/ Stephen E. Smith
Stephen E. Smith
Authorized Representative

ACCEPTANCE AND AGREEMENT

The undersigned authorized representatives of Hawaiian Telcom HoldCo, Inc. (f/k/a Paradise HoldCo, Inc.) and Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) hereby accept and agree with the above described amendments and additions to the Transition Services Agreement

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Susan Lee Ko
Name:	Susan Lee Ko
Title:	Vice President
Date:	4/28/05

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ Susan Lee Ko
Name:	Susan Lee Ko
Title:	Vice President
Date:	4/28/05